Zymeworks Provides Corporate Update and
Reports Fourth Quarter and Full Year 2025 Financial Results

•Supplemental Biologics License Application for Ziihera® (zanidatamab-hrii) to be completed by our partner Jazz in first-line HER2-positive (HER2+) gastroesophageal adenocarcinoma (GEA) during 1Q 2026 in the U.S. with potential launch in 2H 2026
•Up to $440.0 million in milestone payments eligible to be earned related to regulatory approvals of Ziihera in GEA in the U.S., Europe, Japan, and China
•Additional clinical data for pasritamig in prostate cancer presented at ASCO-GU in February 2026 by Johnson & Johnson Innovative Medicine (J&J)
•$62.5 million utilized for share repurchases as of March 2, 2026 under the current authorized share repurchase program
•$250.0 million non-recourse royalty-backed note financing from Royalty Pharma to provide non-dilutive capital to support the ongoing stock repurchase program, potential strategic acquisitions and cash runway beyond 2028
•Total revenue for 2025 was $106.0 million, an increase of 39% compared to 2024
•Net loss for 2025 reduced by 34% to $81.1 million compared to net loss incurred in 2024 of $122.7 million
•Reported $270.6 million in cash, cash equivalents and marketable securities as of December 31, 2025
•Will host conference call with management today at 08:30 a.m. Eastern Time (ET)

Vancouver, British Columbia (March 2, 2026) – Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company managing a portfolio of licensed healthcare assets, while developing a diverse pipeline of novel, multifunctional biotherapeutics, today reported financial results for the fourth quarter and year ended December 31, 2025 and provided a summary of recent business highlights.

“Over the past year, we have redefined our approach to what success can look like at Zymeworks. We have put in place a focused strategy, a refreshed leadership team, and a Board of Directors aligned around thoughtful capital allocation and long-term value creation for shareholders,” said Kenneth Galbraith, Chair, Chief Executive Officer and interim Chief Financial Officer of Zymeworks. “Our objective is to combine a portfolio of predictable, recurring revenues driven by growing royalties with disciplined deployment of capital to deliver sustainable total shareholder returns over time. The additional capital from our recently announced non-recourse royalty-backed note provides non-

dilutive capital to support the continued execution of our stock repurchase program and any potential strategic acquisitions aligned with our new business approach.”

Galbraith continued, “We believe that our growing royalty portfolio positions us to generate durable and growing cash flows, while our R&D capabilities allow us to identify and advance internal or externally generated assets in ways that create incremental value. In 2026, we remain focused on timely execution of each element of our novel strategy. This means delivering clinical progress on our R&D portfolio, continued progress on development and commercialization of Ziihera and pasritamig by our partners, expanding partnerships and collaborations, and demonstrating tangible outcomes from our corporate strategy. The unique structured financing with Royalty Pharma illustrates our desire and capabilities to utilize creative financings and partnerships to drive long-term value for our shareholders.”
Recent Developments
In March 2026, we entered into a $250.0 million royalty-backed note financing arrangement with Royalty Pharma. The structure of the loan facility was tailored to reflect the long-term potential of the underlying royalty of zanidatamab. This customized approach provides for only 30% of royalty interests related to Ziihera to be pledged as collateral and creates a longer-term duration than a traditional royalty loan, with any duration risk shared by us and Royalty Pharma. Compared to a traditional royalty-backed loan, we believe this structure enables us to preserve greater near-term royalty cash flows, which can be strategically deployed toward share repurchases or value-accretive acquisitions on an accelerated timeframe. In addition, we believe the transaction enhances strategic flexibility, with 70% of the Ziihera royalty remaining unencumbered through the duration of the loan, with full royalty rights reverting to us once the loan has been repaid in full. Importantly, the financing achieves these financial and strategic benefits with limited impact to our long-term economic participation in the Ziihera royalty stream compared to a traditional royalty-backed loan.
Wholly-Owned Programs
In January 2026, we announced our R&D priorities for 2026 and beyond, including our intention to continue conducting Phase 1 clinical studies for ZW191 and ZW251 in 2026. In addition, we announced that beyond 2026, we expect to focus our ADVANCE research efforts on multispecific antibody and engineered-cytokine platforms, funded partially with early-stage partnerships and collaborations. Investigational New Drug applications (IND) for multispecific programs, ZW209 and ZW1528, remain on track for submission in 2026. We anticipate that development of wholly-owned preclinical candidates from our multispecific antibody portfolio should provide for one planned IND filing per annum commencing in 2028. We intend to continue actively sharing peer-reviewed publications and data across preclinical and clinical programs, while we continue evaluating partnership opportunities.
“Results from the HERIZON-GEA-01 study point to the potential of this practice-changing, HER2-targeted therapy for patients with gastroesophageal cancer, a population with significant unmet need, and, if confirmed over time, across other HER2-expressing tumors,” stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “Designed and developed in-house, zanidatamab reflects the strength of our proprietary Azymetric platform, with our teams now applying our capabilities to advance our next-generation assets with increasing innovation and biological insight. We look forward to presenting continued progress in our R&D portfolio during 2026, including at the AACR Annual Meeting in April in San Diego, CA.”
Partnered Programs
Zanidatamab Demonstrated its Potential as HER2-Targeted Agent-of-Choice
In November 2025, together with our partners Jazz and BeOne, we announced positive topline results from the Phase 3 HERIZON-GEA-01 trial supporting Ziihera as the potential HER2-targeted agent-of-choice and new standard of care in first-line HER2+ locally advanced or metastatic GEA regardless of PD-L1 status. Based on these data, our partner Jazz expects to complete the supplemental Biologics License Application submission for zanidatamab in the first quarter of 2026 for the treatment of first-line HER2+ locally advanced or metastatic GEA under the real-time oncology review program in the U.S., where zanidatamab has been granted Breakthrough Therapy Designation. Jazz has also submitted these data for inclusion in the National Comprehensive Cancer Network® Guidelines (NCCN Guidelines®). Upon regulatory review, Jazz expects a potential commercial launch for zanidatamab in first-line HER2+ locally advanced or metastatic GEA to take place in the second half of 2026.

In January 2026, Jazz updated enrollment guidance for EmpowHER-303 in which they expect to complete enrollment in the first half of 2027, with a top-line data readout later in 2027 or in early 2028. The EmpowHER-BC-303 study is a randomized clinical trial comparing zanidatamab plus physician’s choice of chemotherapy against trastuzumab plus physician’s choice of chemotherapy for the treatment of patients with metastatic HER2+ breast cancer. Jazz is also pursuing collaborations with partners to combine zanidatamab with novel therapies. For example, the Phase 1 Beamion-BCGC1 trial (NCT06324357) in combination with Boehringer Ingelheim’s zongertinib was recently initiated to explore the combination in metastatic HER2+ breast cancer, along with other potential tumor types.

In January 2026, the New Drug Submission for Ziihera was approved by Health Canada for the treatment of adults with previously treated, unresectable locally advanced or metastatic HER2+ (IHC 3+) biliary tract cancer, as monotherapy. Ziihera’s market authorization has been issued with conditions, pending the results of trials to verify its clinical benefit. Subsequently, in February 2026 Ziihera was approved by the UK’s Medicines and Healthcare products Regulatory Agency (MHRA) for the treatment of biliary tract cancer.

In addition to the $53.0 million in milestone payments already received for Ziihera in biliary tract cancer, Zymeworks is entitled to receive up to $440.0 million in milestone payments from Jazz and BeOne related to approvals of Ziihera in GEA in the U.S., Europe, Japan, and China. Zymeworks also has the potential to receive milestone payments related to future regulatory approvals in further indications, beyond biliary tract cancer and GEA, totaling $89.0 million, collectively, from Jazz and BeOne. For Jazz this includes a $50.0 million milestone payment upon regulatory approval of zanidatamab from the U.S. Food and Drug Administration in a third indication and a $25.0 million milestone payment upon regulatory approval of zanidatamab from the European Commission in a third indication. For BeOne this includes a $4.0 million payment upon first patient dosed with zanidatamab in a third registrational study in the territory and a $10.0 million payment upon approval of zanidatamab by a regulatory authority for the third indication in the territory.

Under the collaboration agreement with Jazz, Zymeworks is eligible to receive tiered royalties of 10% to high teens on global annual sales of Ziihera up to $2.0 billion and 20% on annual net sales above $2.0 billion. Jazz holds global marketing rights to Ziihera, excluding Asia, and holds marketing rights in Japan.

Under the collaboration agreement with BeOne, Zymeworks is eligible to receive tiered royalties of mid-single to mid-double digits on global annual net sales of Ziihera up to $1.0 billion and 19.5% on annual net sales above $1.0 billion. BeOne holds marketing rights to Ziihera in Asia (excluding Japan).

Zymeworks expects that royalty revenue from Ziihera sales will increase as potential regulatory approvals are obtained in global markets for GEA. In addition, Zymeworks could be eligible to receive future commercial milestones totaling $977.5 million and increased royalties as additional indications of Ziihera are developed, approved and commercialized by Jazz and BeOne.
Pasritamig
In 2025, J&J initiated two Phase 3 trials studying pasritamig as monotherapy in late-line metastatic castration-resistant prostate cancer (mCRPC) and pasritamig in combination with docetaxel in participants with metastatic castration-resistant prostate cancer (KLK2-PASenger).

In February 2026, J&J presented new clinical data on pasritamig at the 2026 American Society of Clinical Oncology Genitourinary (ASCO-GU) annual meeting as follows:

•Poster - 171: Safety and efficacy of pasritamig + docetaxel in participants with metastatic castration-resistant prostate cancer: Initial results of a phase 1b study.
•Poster - 172: Phase 1 safety, efficacy, pharmacokinetics and pharmacodynamics of pasritamig in Asian population with mCRPC.

We remain eligible to receive up to $18.0 million in development milestone payments and up to $186.5 million in commercial milestone payments relating to pasritamig, as well as royalties on product sales.

Share Repurchase Program Update
In November 2025, the Board of Directors authorized a new share repurchase program providing the ability to repurchase up to $125.0 million in common stock. This followed the completion of a $60.0 million share repurchase program originally announced in August 2024. The share repurchase program underscores our confidence in Zymeworks’ long-term growth prospects and helps enhance shareholder value by reducing share count, while maintaining cash resources for operations and growth investments and preserving financial flexibility for strategic opportunities.

As of March 2, 2026, the Company has utilized approximately $62.5 million of this approved repurchase program to acquire 2,580,415 shares at an average price of $24.22 per share (exclusive of commission expense and estimated excise tax). As of March 2, 2026, the Company had approximately 73,749,607 million common shares outstanding (unaudited).

Financial Outlook
Operating Expense Discipline: In January 2026, the Company provided guidance on adjusted gross operating expense (non-GAAP), which combines adjusted research and development (R&D) expense (non-GAAP) and adjusted general and administrative (G&A) expense (non-GAAP) (excluding stock compensation expense), outlining a disciplined framework of approximately $300.0 million in aggregate adjusted gross operating expenditures (non-GAAP) over a three-year period ending December 31, 2028. The Company also announced that it expects a greater proportion of adjusted gross operating expense (non-GAAP) to be incurred in 2026 and decline in 2027 and 2028, reflecting a deliberate and measured investment across R&D and G&A aligned with clearly defined strategic priorities. This outlook reflects current expectations, underscores the Company’s continued focus on cost discipline and capital allocation rigor, and does not include any potential acquisition-related expenses or new partnerships and collaborations. The Company’s GAAP gross operating expenses in 2025 were $198.5 million and the Company currently expects adjusted gross operating expenses (non-GAAP) in 2026 to be approximately 20% lower than adjusted gross operating expenses (non-GAAP) in 2025 of $170.5 million, excluding the impact of any acquisition-related expenses or new partnerships and collaborations.
Financial Results for the Quarter and Year Ended December 31, 2025
The key financial highlights for our 2025 results are as follows:
Revenue – Total revenue was $2.5 million in 4Q-2025, and $106.0 million for 2025, compared to $31.0 million and $76.3 million for the same periods in 2024, respectively. The increase for the year was driven mainly by achievement of significant clinical and regulatory milestones and exercise of an option under our collaborations with J&J, BeOne, GSK, Daiichi Sankyo, and BMS, which collectively contributed to the majority of the year‑over‑year growth. This growth was partially offset by a decline in development‑support and drug‑supply revenue from Jazz, reflecting the transition of responsibility for certain zanidatamab clinical activities to Jazz under our amended agreements. As Jazz continues to assume these activities, we expect development‑support revenue from Jazz to continue decreasing, while royalty revenue from Jazz is expected to grow over time as commercial sales of Ziihera increase.
Research and Development (R&D) Expenses – R&D expenses were $31.2 million in 4Q-2025, and $137.0 million for 2025, compared to $37.1 million and $134.6 million for the same periods in 2024, respectively. The increase for the year was primarily due to an increase in preclinical and research expenses for ZW209 and ZW1528 and higher costs from the progression of clinical studies for ZW251, ZW191 and ZW171 until ZW171 was discontinued. The increase was also driven by non-cash stock-based compensation expense and an increase in consulting and rent expense. These impacts were partially offset by reduced spending on ZW220 (paused), zanidatamab (transitioned to Jazz), and zanidatamab zovodotin (discontinued in 2023).
General and Administrative (G&A) Expenses – G&A expenses were $15.4 million in 4Q-2025, and $61.5 million for 2025, compared to $16.2 million and $61.5 million for the same periods in 2024, respectively. Year-over-year changes were driven by an increase in non-cash stock-based compensation, offset by a decrease in salaries and benefits due to reduced headcount, consulting, rent, and information technology expenses.

Other Income, net – Other income was $2.7 million in 4Q-2025, and $12.8 million for 2025, compared to $4.4 million and $20.5 million for the same periods in 2024, respectively. The change for the year was driven primarily by lower interest income due to a reduction in cash, cash equivalents and marketable securities as well as by a net foreign exchange loss.
Net Loss – Net loss was $41.2 million in 4Q-2025, and $81.1 million for 2025, compared to a net loss of $23.5 million and $122.7 million for the same periods in 2024, respectively. The change for the year was primarily due to an increase in revenue and decreases in total operating expenses and in income tax expense, partially offset by a decrease in interest income.

Liquidity – As of December 31, 2025, we had $270.6 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $41.2 million in cash and cash equivalents and $229.4 million in marketable securities. Based on current operating plans, and assuming full execution of the $125.0 million share repurchase plan, we expect our existing cash resources as of December 31, 2025, when combined with anticipated regulatory milestone payments of $440.0 million related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China, as well as the net proceeds from our royalty-backed note financing with Royalty Pharma, to fund our planned operations beyond 2028. This anticipated cash runway does not take into account any contribution from additional future milestone payments or royalties related to Ziihera, other current licensed product candidates or contributions from future partnerships and collaborations.
About Zymeworks Inc.
Zymeworks is a global biotechnology company managing a portfolio of licensed healthcare assets and developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, including cancer, inflammation, and autoimmune disease. The Company’s asset and royalty aggregation strategy focuses on optimizing positive future cash flows from an emerging portfolio of licensed products such as Ziihera® (zanidatamab-hrii) and other licensed products and product candidates, such as pasritamig. In addition, Zymeworks is also building a portfolio of healthcare assets that can generate strong cash flows, while supporting the development of innovative medicines. Zymeworks engineered and developed Ziihera, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology and has entered into separate agreements with BeOne Medicines Ltd. (formerly BeiGene, Ltd.) and Jazz Pharmaceuticals Ireland Limited granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zymeworks is rapidly advancing a robust pipeline of product candidates, leveraging its expertise in both antibody drug conjugates and multispecific antibody therapeutics targeting novel pathways in areas of significant unmet medical need. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutics. These capabilities have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Non-GAAP Financial Information
Zymeworks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with

GAAP are included at the end of this press release following the accompanying financial data. For further information regarding why Zymeworks believes that these non-GAAP measures provide useful information to investors and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Information” section at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities and the anticipated benefits thereof, including shareholder returns and the anticipated manner of such returns; implementation of its long-term strategy to maximize value creation; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; Zymeworks’ anticipated use of proceeds from its royalty-backed note transaction; statements that relate to Zymeworks’ ability to execute the share repurchase program, in whole or in part; expected timing and amount of repurchases; Zymeworks’ ability to pursue its business objectives following repurchases under the share repurchase program; anticipated capital allocation strategy; the potential addressable market of zanidatamab and other product candidates; the timing of and results of interactions with regulators; Zymeworks’ and its partners’ clinical development of product candidates and enrollment in clinical trials; the timing and status of ongoing and future studies and the related data; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ ability to generate royalty revenue from Ziihera; Zymeworks’ ability to execute new collaborations and partnerships; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestone payments related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China and proceeds from its royalty-backed note transaction, and assuming the full execution of the $125.0 million share repurchase program, to fund Zymeworks’ planned operations beyond 2028 based on current operating plans; expected financial performance and future financial position, including anticipated adjusted gross operating expense (non-GAAP), adjusted research and development expense (non-GAAP) and adjusted general and administrative expense (non-GAAP) for the three-year period ending December 31, 2028, excluding any potential acquisition-related expenses or new partnerships and collaborations; and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, “preserve”, “intend”, “could”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not be able to successfully execute the share repurchase program; the anticipated benefits of the share repurchase program may not be realized; Zymeworks may not achieve milestones or receive additional payments or royalties under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions, including the impact of tariffs; potential negative impacts of FDA regulatory delays and uncertainty around recent policy developments, changes in the leadership of federal agencies such as the FDA, staff layoffs, budget cuts to agency programs and research, and changes in drug pricing controls; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; Zymeworks’ business strategy related to anticipated and potential future milestones and royalty streams and existing and potential new partnerships may not be successfully implemented; Zymeworks’ evolution of its business strategy may not deliver meaningful shareholder returns; Zymeworks may be unsuccessful in actively managing and/or aggregating revenue-generating assets alongside its active R&D operations; ongoing and future clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; data providing early validation of our antibody drug conjugate platform and next generation pipeline programs may not be replicated in future studies; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; the inability of Zymeworks to identify and consummate a strategic acquisition; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$2,515	$31,031	$105,965	$76,304
Operating expenses:
Research and development	31,235	37,063	137,000	134,621
General and administrative	15,432	16,185	61,514	61,506
Impairment on acquired in-process research and development assets	—	—	—	17,287
Total operating expenses	46,667	53,248	198,514	213,414
Loss from operations	(44,152)	(22,217)	(92,549)	(137,110)
Other income, net	2,673	4,426	12,795	20,499
Loss before income taxes	(41,479)	(17,791)	(79,754)	(116,611)
Income tax recovery (expense)	270	(5,715)	(1,376)	(6,084)
Net loss	$(41,209)	$(23,506)	$(81,130)	$(122,695)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of nil	(29)	(953)	873	(349)
Total other comprehensive (loss) income	(29)	(953)	873	(349)
Comprehensive loss	$(41,238)	$(24,459)	$(80,257)	$(123,044)

Net loss per common share:
Basic	$(0.55)	$(0.31)	$(1.08)	$(1.62)
Diluted	$(0.55)	$(0.31)	$(1.08)	$(1.62)
Weighted-average common stock outstanding:
Basic	75,337,800	74,660,703	75,404,897	75,846,681
Diluted	75,337,800	74,715,961	75,413,396	75,878,738

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	December 31, 2025	December 31, 2024

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$228,797	$225,776
Accounts receivable	4,638	55,815
Accounts receivable, related party	—	—
Other current assets	15,332	18,860
Long-term marketable securities	41,787	98,428
Other long-term assets	55,973	64,212
Total assets	$346,527	$463,091

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$36,346	$59,838
Other current liabilities	5,972	28,456
Long-term liabilities	35,708	36,029
Total liabilities	78,026	124,323
Stockholders’ equity	268,501	338,768
Total liabilities and stockholders’ equity	$346,527	$463,091
Explanation of Non-GAAP Financial Information

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (GAAP) in this press release, we have elected to present selected non-GAAP, or adjusted, financial measures on a forward-looking basis. Zymeworks believes that estimated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense, which are non-GAAP financial measures, may be helpful to investors because they provides consistency and comparability with financial performance across periods. These non-GAAP financial measures are not defined by GAAP and should not be considered as alternatives to operating expenses, research and development expenses, and general and administrative expenses or any other indicators of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in Zymeworks’ industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense as financial measures. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted gross operating expense represents the aggregate of adjusted research and development expense and adjusted general and administrative expense, each of which excludes stock-based compensation expense for equity- and liability-classified equity instruments. Zymeworks excludes stock-based compensation expense, which is a non-cash expense, because Zymeworks believes that excluding this item provides meaningful supplemental information regarding operational performance.
A reconciliation of historical adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is set forth below. A reconciliation of anticipated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is not available without unreasonable effort due to the uncertainty of expenses that may be incurred in the future, and we are also unable to predict the probable significance of such adjusted measures. Accordingly, in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not provided a reconciliation for the adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense guidance provided in this press release.

GAAP to Non-GAAP Reconciliations
(Expressed in thousands of U.S. dollars)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Research and development expense	$31,235	$37,063	$137,000	$134,621
Stock-based compensation expense	(3,783)	(1,974)	(13,264)	(8,682)
Adjusted research and development expense (Non-GAAP basis)	$27,452	$35,089	$123,736	$125,939

General and administrative expense	$15,432	$16,185	$61,514	$61,506
Stock-based compensation expense	(5,066)	(3,028)	(14,770)	(9,110)
Adjusted general and administrative expense (Non-GAAP basis)	$10,366	$13,157	$46,744	$52,396

Impairment on IPR&D	$—	$—	$—	$17,287

Total operating expense	$46,667	$53,248	$198,514	$213,414
Stock-based compensation expense	(8,849)	(5,002)	(28,034)	(17,792)
Adjusted total operating expense (Non-GAAP basis)	$37,818	$48,246	$170,480	$195,622

Contacts:

Investor Inquiries:
Shrinal Inamdar
Vice President, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Vice President, Corporate Communications
(604) 678-1388
media@zymeworks.com